Exhibit 99.1

FOR IMMEDIATE RELEASE

ROYAL CARIBBEAN GROUP REPORTS SECOND QUARTER RESULTS ABOVE EXPECTATIONS AND RAISES FULL YEAR GUIDANCE

MIAMI – July 28, 2026 – Royal Caribbean Group (NYSE: RCL) today reported second quarter Earnings per Share ("EPS") of $4.20 and Adjusted EPS of $4.21. These results were better than the company's guidance, driven by strong close-in demand, lower costs, and favorable performance from joint ventures. The company now expects full year Adjusted EPS to be in the range of $17.73 to $17.87. The increase in earnings expectations reflects the stronger-than-expected second quarter performance and an improved outlook for the remainder of the year. This outlook incorporates a modest booking impact for select itineraries primarily due to prolonged geopolitical activity.

“The strong second quarter performance demonstrates the continued strength of our brands, the appeal of our vacation experiences, and the momentum in our business,” said Jason Liberty, Chairman and CEO, Royal Caribbean Group. “We expect another year of approximately double-digit growth in revenue and earnings, driven by consumers' preference for our leading brands and supported by our strong booked position, leading margin profile, and fortified balance sheet.”

“We continue to expand, elevate and differentiate our portfolio of vacation experiences,” Liberty added. “Legend of the Seas, which launched earlier this month as the third ship in our Icon class, is part of a platform that is reshaping the cruising experience and delivering exceptional returns. Its successful debut represents another important milestone in the execution of our innovation pipeline as we continue to redefine the vacation experience. At the same time, we are deepening guest engagement through our loyalty and technology platforms - strengthening our relationships with guests, increasing repeat rates, and positioning us to capture a greater share of the growing $2 trillion global vacation market.”

Second Quarter 2026:
•Total revenue was $4.8 billion, a 6% increase year over year. Load factor in the second quarter was 110%.
•Gross Margin Yields decreased 5.6% as-reported. Net Yields increased 1.9% as-reported and 1.2% in Constant Currency.
•Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 4.5% as-reported. Net Cruise Costs ("NCC"), excluding Fuel, per APCD increased 4.4% as-reported and 3.9% in Constant Currency.
•Net Income was $1.1 billion or $4.20 per share, Adjusted Net Income was $1.1 billion or $4.21 per share, and Adjusted EBITDA was $1.8 billion.

Full Year 2026 Outlook:
•Revenue is expected to grow 9% year over year. Net Yields are expected to increase 2.35% to 2.85% as-reported and 1.75% to 2.25% in Constant Currency.
•NCC, excluding Fuel, per APCD are expected to increase approximately 0.4% as-reported and be approximately flat in Constant Currency.
•Adjusted EPS is expected to be in the range of $17.73 to $17.87, representing 14% year over year growth, and a 23% CAGR over the first two years of the company's Perfecta program, which targets a 20% earnings CAGR from 2024 to 2027 and ROIC in the high teens by 2027.

Second Quarter 2026 Results
Net Income for the second quarter of 2026 was $1.1 billion or $4.20 per share compared to Net Income of $1.2 billion or $4.41 per share for the same period in the prior year. Adjusted Net Income was $1.1 billion or $4.21 per share for the second quarter of 2026 compared to Adjusted Net Income of $1.2 billion or $4.38 per share for the same period in the prior year. The company also reported total revenues of $4.8 billion and Adjusted EBITDA of $1.8 billion.

Capacity for the second quarter was up 5% year over year and the company delivered memorable vacations to 2.4 million guests, a 6% increase year over year. Total revenue increased 6% year over year. Gross Margin Yields decreased 5.6% as-reported, and Net Yields increased 1.9% as-reported (1.2% in Constant Currency), when compared to the second quarter of 2025. Load factor for the quarter was 110%. Net Yield growth exceeded the company’s guidance primarily driven by better than expected close-in demand.

Gross Cruise Costs per APCD increased 4.5% as-reported, compared to the second quarter of 2025. NCC, excluding Fuel, per APCD increased 4.4% as-reported (and 3.9% in Constant Currency), when compared to the second quarter of 2025. The better-than-expected cost performance in the second quarter was primarily driven by favorable timing of expenses.

Update on Bookings and Onboard Revenue
The overall demand environment remains strong, supported by consumers’ continued preference for the company's differentiated experiences. Since the last earnings call, the company has experienced a modest, near-term impact on bookings for select itineraries, primarily due to prolonged geopolitical activity. The company remains booked at record prices, booking volumes are above last year's levels, and load factors remain robust across its vacation portfolio. The company continues to benefit from strong guest engagement and demand for onboard and destination experiences, supported by ongoing enhancements to its product offerings and more targeted pre-cruise engagement.

“Consumer demand for our vacation experiences is strong, and guests continue to demonstrate a desire to spend on memorable experiences with us,” said Naftali Holtz, Chief Financial Officer, Royal Caribbean Group. “As we build a broader vacation platform, we are giving guests more reasons to vacation with Royal Caribbean across more occasions, while reinforcing our ability to drive higher engagement and spend over time. While still very early, booking trends for 2027 are encouraging and pacing ahead of historical levels, including for itineraries where demand was impacted by geopolitical developments this year.”

Third Quarter 2026
Net Yields are expected to be approximately flat as-reported and in Constant Currency as compared to 2025, reflecting continued healthy demand and pricing at record levels leading to expected total revenue growth of 8%.

NCC, excluding Fuel, per APCD, is expected to decrease 1.7% to 1.2% as-reported and 1.6% to 1.1% in Constant Currency as compared to 2025.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects third quarter Adjusted EPS to be in the range of $6.26 to $6.36.

Fuel Expense
Bunker pricing, net of hedging, for the second quarter was $839 per metric ton and consumption was 422,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on current fuel prices, the company has included $362 million of fuel expense in its third quarter guidance at a forecasted consumption of 441,000 metric tons, which is 58% hedged via swaps.

Forecasted consumption is 58%, 53%, 29%, and 14% hedged via swaps for 2026, 2027, 2028, and 2029 respectively. The annual average cost per metric ton of the hedge portfolio is approximately $474, $405, $424, and $451 for 2026, 2027, 2028, and 2029 respectively.

The company provided the following guidance for the third quarter and full year 2026:

FUEL STATISTICS	Third Quarter 2026	Full Year 2026
Fuel Consumption (metric tons)	441,000	1,756,000
Fuel Expenses	$362 million	$1,338 million
	Third Quarter 2026	Remainder of Year 2026
Percent Hedged (fwd. consumption)	58.0%	58.0%

GUIDANCE	As-Reported	Constant Currency
Third Quarter 2026
Net Yields vs. 2025	Approximately Flat	Approximately Flat
Net Cruise Costs per APCD vs. 2025	0.3% to 0.8%	0.4% to 0.9%
Net Cruise Costs per APCD ex. Fuel vs. 2025	(1.7)% to (1.2)%	(1.6)% to (1.1)%
Full Year 2026
Net Yields vs. 2025	2.35% to 2.85%	1.75% to 2.25%
Net Cruise Costs per APCD vs. 2025	Approximately 1.7%	Approximately 1.4%
Net Cruise Costs per APCD ex. Fuel vs. 2025	Approximately 0.4%	Approximately Flat

GUIDANCE	Third Quarter 2026	Full Year 2026
APCDs	14.9 million	56.9 million
Capacity change vs. 2025	8.5%	6.6%
Depreciation and amortization	$485 to $495 million	$1,905 to $1,915 million
Net Interest, excluding loss on extinguishment of debt	$255 to $265 million	$980 to $990 million
Adjusted EPS	$6.26 to $6.36	$17.73 to $17.87

SENSITIVITY	Third Quarter 2026	Full Year 2026
1% Change in Net Yields	$45 million	$156 million
1% Change in NCC excluding Fuel	$18 million	$73 million
	Third Quarter 2026	Remainder of Year 2026
1% Change in Currency	$8 million	$14 million
10% Change in Fuel prices	$13 million	$26 million
100 basis pt. Change in SOFR	$0.2 million	$1.8 million

Exchange rates used in guidance calculations
GBP	$1.34
AUD	$0.70
CAD	$0.71
EUR	$1.14

Liquidity
As of June 30, 2026, the Group’s liquidity position was $6.9 billion, which includes cash and cash equivalents and undrawn revolving credit facility capacity. In July, the company increased its revolving credit facility capacity by $250 million, through the accordion feature, to a total capacity of $6.6 billion.

During the second quarter, the company returned over $600 million to shareholders through $199 million of share repurchases, totaling 0.8 million shares, and $404 million of dividend payments. The company has $805 million remaining under its current share repurchase program authorization.

The company noted that as of June 30, 2026, the scheduled debt maturities for 2026, 2027, 2028, 2029 and 2030 were $0.9 billion, $2.7 billion, $3.4 billion, $1.2 billion, and $1.3 billion respectively.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full year 2026 are expected to be approximately $4.7 billion, based on current foreign exchange rates and are predominantly related to the company's new ship order book and land-based destination initiatives. The company took delivery of Legend of the Seas during the second quarter. In April the company also announced orders for Icon VI and Icon VII, with committed financing in place. Non-new ship related capital expenditures are expected to be $1.6 billion.

Capacity changes for 2026 are expected to be 6.6% compared to 2025. Capacity changes for 2027, 2028, and 2029 are expected to be 4%, 6%, and 7%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted Earnings per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the periods presented, these items included (i) other income; (ii) restructuring charges and other initiative expenses; and (iii) equity investment impairment, (recovery) of losses and other.

Adjusted EBITDA Margin is a non-GAAP measure that represents Adjusted EBITDA (as defined above) divided by total revenues.

Adjusted Gross Margin represents Gross Margin, adjusted for payroll and related, food, fuel, other operating, and depreciation and amortization expenses. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd., excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on extinguishment of debt and inducement expense; (ii) restructuring charges and other initiative expenses; (iii) the amortization of the Silversea intangible assets resulting from the Silversea acquisition; (iv) gain on sale of noncontrolling interest; and (v) equity investment impairment, recovery of losses, and other.

Adjusted Operating Income is a non-GAAP measure that represents operating income including income from equity investments and provision for income taxes but excluding certain items for which we believe adjusting for is meaningful when assessing our operating performance on a comparative basis. We use this non-GAAP measure to calculate ROIC (as defined below).

Available Passenger Cruise Days (“APCD”) is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. We calculate "Constant Currency" by applying the average of the prior period exchange rates for each of the corresponding months, of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) provision for income taxes. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Margin Yield represent Gross Margin per APCD.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus the most recent five-quarter average of Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Net Cruise Costs and Net Cruise Costs excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses, and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our cost performance. For the periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel excludes restructuring charges and other initiative expenses.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Occupancy ("Load factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days ("PCD") represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.
Perfecta Program refers to the multi-year Adjusted EPS and ROIC goals we are seeking to achieve by end of 2027. Under our Perfecta Program, we are targeting 20% compound annual growth rate in Adjusted EPS compared to 2024 and ROIC of 17% or higher by the end of 2027.

Return on Invested Capital ("ROIC") represents Adjusted Operating Income divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group
Royal Caribbean Group is a leading global vacation company spanning cruise, exclusive destinations, and land-based vacation experiences. The company operates 71 ships sailing to more than 1,000 destinations across all seven continents through its three wholly owned brands -Royal Caribbean, Celebrity Cruises, and Silversea - and a 50% joint venture interest in TUI Cruises which operates the Mein Schiff and Hapag-Lloyd brands.

The Group is expanding its portfolio of private destinations from three to eight by 2028 through its Perfect Day and Royal Beach Club collections, and the company will enter river cruising in 2027 with Celebrity River Cruises. Powered by innovative brands, advanced technology, and an industry-leading loyalty program, the company has built a connected vacation ecosystem, turning the vacation of a lifetime into a lifetime of vacations.

Named to the Fortune World’s Most Admired Companies 2026 list and to Forbes’ 2026 Best American Companies lists, Royal Caribbean Group is guided by its mission to deliver the best vacations responsibly. For more information, visit www.royalcaribbeangroup.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2026 and beyond; anticipated timing for launch of private destinations, our progress toward achievement of our Perfecta program; demand for our brands; expectations on river cruise offerings; future capital expenditures; and expectations regarding our credit profile and fuel expenses. Words such as “anticipate,” “believe,” “committed,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” "encouraged," “project,” "shaping up," "position," "allows," “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of the economic and geopolitical environment, including changing tariffs and the related uncertainty thereof, on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; changes in operating costs; the unavailability or cost of air service; disease outbreaks and increased concern about the risk of illness on our ships or when travelling to or from our ships, which could cause a decrease in demand, guest cancellations, and ship redeployments; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; the effects of weather, climate events and/or natural disasters on our business; risks related to our sustainability activities; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; unavailability of ports of call; vacation industry competition and increase in industry capacity and overcapacity; inability to manage our cost and capital allocation strategies; the uncertainties of conducting business globally and expanding into new markets and new ventures, including potential acquisitions; issues with travel advisers that sell and market our cruises; reliance on third-party service providers; potential unavailability of insurance coverage; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data integrity and security; uncertainties of a foreign legal system as we are not incorporated in the United States; our ability to obtain sufficient financing or capital to fund our capital expenditures, operations, debt repayments and other financing needs; our expectation and ability to pay a cash dividend on our common stock in the future; changes to our dividend policy; growing anti-tourism sentiments and environmental concerns; changes in U.S. or other countries' foreign travel policy; impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; fluctuations in foreign currency exchange rates, fuel prices and interest rates; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; our ability to recruit, develop and retain high quality personnel; and pending or threatened litigation, investigations and enforcement actions.
More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent annual report on Form 10-K, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in millions, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Passenger ticket revenues	$3,344	$3,199	$6,365	$5,942
Onboard and other revenues	1,488	1,339	2,919	2,595
Total revenues	4,832	4,538	9,284	8,537
Cruise operating expenses:
Commissions, transportation and other	622	606	1,186	1,128
Onboard and other	288	262	501	463
Payroll and related	405	329	806	669
Food	262	246	526	486
Fuel	355	279	619	557
Other operating	615	561	1,157	1,061
Total cruise operating expenses	2,547	2,283	4,795	4,362
Marketing, selling and administrative expenses	513	508	1,095	1,071
Depreciation and amortization expenses	464	417	925	829
Operating Income	1,307	1,329	2,469	2,275
Other income (expense):
Interest income	5	12	10	15
Interest expense, net of interest capitalized	(236)	(228)	(514)	(477)
Equity investment income	67	107	151	155
Other income	7	11	9	15
Income before income taxes	1,150	1,232	2,126	1,983
Provision for income taxes	(14)	(17)	(39)	(33)
Net Income	1,136	1,214	2,086	1,950
Less: Net Income attributable to noncontrolling interest	8	5	16	10
Net Income attributable to Royal Caribbean Cruises Ltd.	$1,128	$1,210	$2,070	$1,940

Earnings per Share:
Basic	$4.21	$4.45	$7.70	$7.17
Diluted	$4.20	$4.41	$7.68	$7.10

Weighted-Average Shares Outstanding:
Basic	268	272	269	270
Diluted	268	275	270	275

Comprehensive Income (Loss)
Net Income	$1,136	$1,214	$2,086	$1,950
Other comprehensive income (loss):
Foreign currency translation adjustments	—	(9)	—	(26)
Change in defined benefit plans	6	4	4	—
(Loss) gain on cash flow derivative hedges	(137)	181	84	309
Total other comprehensive (loss) income	(131)	176	88	283
Comprehensive Income	1,005	1,391	2,174	2,233
Less: Comprehensive Income attributable to noncontrolling interest	8	5	16	10
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$997	$1,386	$2,158	$2,222
__________________________________________________
Certain amounts may not add or calculate due to use of rounded numbers.

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Passengers Carried	2,399,066	2,254,057	4,908,738	4,495,730
Passenger Cruise Days	14,962,211	14,277,894	29,835,410	28,046,226
APCD	13,572,396	12,942,385	27,275,099	25,600,377
Occupancy	110.2%	110.3%	109.4%	109.6%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	As of
	June 30,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$875	$825
Trade and other receivables, net	441	317
Inventories	267	264
Prepaid expenses and other assets	803	690
Derivative financial instruments	47	115
Total current assets	2,433	2,211
Property and equipment, net	38,251	35,696
Operating lease right-of-use assets	618	620
Goodwill	808	808
Other assets	2,534	2,284
Total assets	$44,644	$41,619

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,573	$3,180
Current portion of operating lease liabilities	71	90
Accounts payable	1,093	953
Accrued expenses and other liabilities	2,165	2,026
Derivative financial instruments	17	67
Customer deposits	6,736	5,739
Total current liabilities	11,655	12,055
Long-term debt	21,263	18,165
Long-term operating lease liabilities	611	600
Other long-term liabilities	654	554
Total liabilities	34,183	31,374

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 303,877,626 and 303,054,848 shares issued, June 30, 2026 and December 31, 2025, respectively)	3	3
Paid-in capital	7,896	7,964
Retained earnings	7,187	5,925
Accumulated other comprehensive loss	(516)	(604)
Treasury stock (36,429,278 and 32,631,826 common shares at cost, at June 30, 2026 and December 31, 2025, respectively)	(4,334)	(3,251)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	10,236	10,037
Noncontrolling Interest	225	208
Total shareholders’ equity	10,461	10,245
Total liabilities and shareholders’ equity	$44,644	$41,619

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited; in millions)
	Six Months Ended June 30,
	2026	2025
Operating Activities
Net Income	$2,086	$1,950
Adjustments:
Depreciation and amortization	925	829
Net deferred income tax (benefit) expense	(2)	4
Loss (Gain) on derivative instruments not designated as hedges	8	(56)
Share-based compensation expense	68	92
Equity investment income	(151)	(155)
Amortization of debt issuance costs, discounts and premiums	14	46
Loss on extinguishment of debt and inducement expense	60	10
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(138)	(51)
(Increase) decrease in inventories	(3)	17
Increase in prepaid expenses and other assets	(133)	(142)
Increase in accounts payable	6	24
Decrease in accrued expenses and other liabilities	(107)	(21)
Increase in customer deposits	996	883
Other, net	65	(57)
Net cash provided by operating activities	3,694	3,373
Investing Activities
Purchases of property and equipment	(3,237)	(1,264)
Cash received on settlement of derivative financial instruments	109	111
Cash paid on settlement of derivative financial instruments	(18)	(11)
Investments in and loans to unconsolidated affiliates	(43)	(77)
Cash received on loans from unconsolidated affiliates	—	70
Other, net	(13)	25
Net cash used in investing activities	(3,202)	(1,146)
Financing Activities
Debt proceeds	5,716	730
Debt issuance costs	(103)	(28)
Repayments of debt	(4,193)	(1,945)
Repurchase of common stock	(1,035)	(241)
Dividends paid	(674)	(348)
Payments of withholding tax on stock awards	(191)	(62)
Other, net	39	7
Net cash used in financing activities	(441)	(1,887)
Effect of exchange rate changes on cash and cash equivalents	(1)	7
Net increase in cash and cash equivalents	50	347
Cash and cash equivalents at beginning of period	825	388
Cash and cash equivalents at end of period	$875	$735

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$431	$443
Non-cash Investing Activities
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$248	$61

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields, Net Yields and Adjusted Gross Margin per PCD are calculated as follows (in millions, except APCD, PCD, Yields, and Adjusted Gross Margin per PCD. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended June 30,			Six Months Ended June 30,
	2026	2026 On a Constant Currency Basis	2025	2026	2026 On a Constant Currency Basis	2025
Total revenues	$4,832	$4,802	$4,538	$9,284	$9,188	$8,537
Less:
Cruise operating expenses	2,547	2,538	2,283	4,795	4,763	4,362
Depreciation and amortization expenses	464	464	417	925	929	829
Gross Margin	1,820	1,801	1,838	3,564	3,495	3,345
Add:
Payroll and related	405	405	329	806	805	669
Food	262	262	246	526	526	486
Fuel	355	355	279	619	619	557
Other operating	615	609	561	1,157	1,139	1,061
Depreciation and amortization expenses	464	464	417	925	929	829
Adjusted Gross Margin	$3,922	$3,896	$3,670	$7,597	$7,515	$6,946

APCD	13,572,396	13,572,396	12,942,385	27,275,099	27,275,099	25,600,377
Passenger Cruise Days	14,962,211	14,962,211	14,277,894	29,835,410	29,835,410	28,046,226
Gross Margin Yields	$134.11	$132.66	$142.00	$130.69	$128.15	$130.67
Net Yields	$288.95	$287.05	$283.56	$278.54	$275.51	$271.33
Adjusted Gross Margin per PCD	$262.11	$260.39	$257.03	$254.64	$251.87	$247.67

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel are calculated as follows (in millions, except APCD and costs per APCD. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended June 30,			Six Months Ended June 30,
	2026	2026 On a Constant Currency Basis	2025	2026	2026 On a Constant Currency Basis	2025
Total cruise operating expenses	$2,547	$2,538	$2,283	$4,795	$4,763	$4,362
Marketing, selling and administrative expenses	513	511	508	1,095	1,086	1,071
Gross Cruise Costs	3,060	3,049	2,791	5,890	5,849	5,433
Less:
Commissions, transportation and other	622	619	606	1,186	1,174	1,128
Onboard and other	288	288	262	501	499	463
Net Cruise Costs including other costs	2,150	2,142	1,923	4,203	4,175	3,842
Less:
Restructuring charges and other initiatives expenses (1)	—	—	3	3	3	6
Net Cruise Costs	2,150	2,142	1,920	4,200	4,173	3,837
Less:
Fuel	355	355	279	619	619	557
Net Cruise Costs excluding Fuel	$1,796	$1,788	$1,641	$3,581	$3,554	$3,280

APCD	13,572,396	13,572,396	12,942,385	27,275,099	27,275,099	25,600,377
Gross Cruise Costs per APCD	$225.48	$224.62	$215.68	$215.95	$214.44	$212.22
Net Cruise Costs per APCD	$158.42	$157.83	$148.34	$154.00	$152.99	$149.88
Net Cruise Costs excluding Fuel per APCD	$132.30	$131.71	$126.76	$131.30	$130.29	$128.14

(1) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are calculated as follows (in millions, except APCD and per APCD data. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net Income attributable to Royal Caribbean Cruises Ltd.	$1,128	$1,210	$2,070	$1,940
Interest income	(5)	(12)	(10)	(15)
Interest expense, net of interest capitalized	236	228	514	477
Depreciation and amortization expenses	464	417	925	829
Provision for income taxes	14	17	39	33
EBITDA	1,837	1,860	3,538	3,264

Other income	(7)	(11)	(9)	(15)
Restructuring charges and other initiative expenses (1)	—	3	3	6
Equity investment impairment, (recovery) of losses and other	—	(1)	—	(1)
Adjusted EBITDA	$1,830	$1,851	$3,532	$3,252

Total revenues	$4,832	$4,538	$9,284	$8,537

APCD	13,572,396	12,942,385	27,275,099	25,600,377
Net Income attributable to Royal Caribbean Cruises Ltd. per APCD	$83.13	$93.47	$75.89	$75.76
Adjusted EBITDA per APCD	$134.84	$143.00	$129.50	$127.04
Adjusted EBITDA Margin	37.9%	40.8%	38.0%	38.1%

(1) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd., and Adjusted Earnings per Share are calculated as follows (in millions, except per share data. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net Income attributable to Royal Caribbean Cruises Ltd.	$1,128	$1,210	$2,070	$1,940
Loss on extinguishment of debt and inducement expense (1)	—	—	29	10
Restructuring charges and other initiative expenses (2)	—	3	3	6
Amortization of Silversea intangible assets resulting from the Silversea acquisition (3)	2	2	3	3
Gain on sale of noncontrolling interest (4)	—	(11)	—	(11)
Equity investment impairment, (recovery) of losses and other	—	(1)	—	(1)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	$1,130	$1,202	$2,105	$1,946

Earnings per Share - Diluted (5)	$4.20	$4.41	$7.68	$7.10
Adjusted Earnings per Share - Diluted (6)	$4.21	$4.38	$7.81	$7.09

Weighted-Average Shares Outstanding - Diluted	268	275	270	275

(1) For 2026, includes the loss on extinguishment of debt associated with redemptions of the senior notes maturing in 2026. For 2025, includes $10 million of inducement expense related to the settlements of the 2025 6.00% convertible notes. These amounts are included in Interest expense, net of interest capitalized within our consolidated statements of comprehensive income (loss).
(2) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(3) Represents the amortization of the Silversea intangible assets resulting from the 2018 Silversea acquisition.
(4) For 2025, represents gain on sale of noncontrolling interest of Floating Docks and Grand Bahama Shipyard. These amounts are included in Other income within our consolidated statements of comprehensive income (loss).
(5) For 2025, diluted EPS includes the add-back of dilutive inducement and interest expense related to our convertible notes of $1 million and $16 million for the quarter and for the six months ended June 30, 2025, respectively.
(6) For 2025, Adjusted Diluted EPS includes the add-back of dilutive interest expense related to our convertible notes of $1 million and $6 million for the quarter and six months ended June 30, 2025, respectively.